UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2018

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)
(408) 240-5500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

As previously disclosed, SunPower Corporation, a Delaware corporation (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), dated June 12, 2018, with Enphase Energy, Inc., a Delaware corporation (“Enphase”), pursuant to which the Company agreed to sell and Enphase agreed to purchase assets primarily relating to the Company’s module level power electronics development, manufacturing, marketing and sales business (the “Business”) for the following consideration: (i) $15,000,000 payable in cash (the “Initial Cash Payment”) at the closing under the Purchase Agreement (the “Closing”); (ii) 7,500,000 shares of Enphase common stock issuable to SunPower at the Closing (the “Closing Shares”); and (iii) an additional cash payment of $10,000,000 payable by Enphase to SunPower on the earlier of the four-month anniversary of the Closing and December 28, 2018 (the “Additional Cash Payment”).

Item 1.01. Entry into a Material Definitive Agreement.

On August 9, 2018, in connection with the Closing under the Purchase Agreement, the Company and Enphase entered into a Master Supply Agreement (the “MSA”). Pursuant to the MSA, with certain exceptions, the Company has agreed to exclusively procure module-level power electronics (“MLPE”) and alternating current (“AC”) cables (“AC Cables”) from Enphase to meet all of its needs for MLPE and AC Cables for the manufacture and distribution of AC modules and discrete MLPE system solutions for the U.S. residential market, including the Company’s current Equinox solution and any AC module-based successor products. The Company has also agreed not to pair any third-party MLPE or AC Cables with any of its modules for use in the grid-tied U.S. residential market where an Enphase MLPE is qualified and certified for such module. Under the MSA, the Company has agreed to use its best efforts to transition to purchasing Enphase products in accordance with the MSA as soon as possible following execution of the MSA. The MSA does not otherwise restrict the Company from manufacturing, selling or purchasing any goods or products other than as restricted by the exclusivity provisions under the MSA. In consideration of the Company’s exclusivity undertakings, Enphase has agreed to prioritize and supply the applicable products under the MSA before supplying the same products to third parties. The MSA also includes customary provisions relating to requirements forecasting, warranty, liability, and quality assurance provisions.

The initial term of the MSA is through December 31, 2023, and the MSA term shall automatically be extended for successive two-year periods unless either party provides written notice of non-renewal. The MSA is subject to customary provisions permitting termination by the parties in connection with specified events of default and subject to applicable cure periods.

Item 8.01. Other Events.

On August 9, 2018, the Company and Enphase issued a joint press release announcing the closing of the transactions under the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

On August 9, 2018, in connection with the Closing under the Purchase Agreement, the Company and Enphase entered into a Stockholders Agreement (the “Stockholders Agreement”) pursuant to which the Company and Enphase agreed to, among other things: (a) a six-month lock-up period and other transfer and resale restrictions applicable to the Closing Shares; (b) registration rights with respect to the Closing Shares pursuant to which Enphase will prepare and file with the Securities and Exchange Commission a registration statement on Form S-3 to register for resale the Closing Shares on or before November 7, 2018; (c) the Company’s right to appoint one person to the Enphase board of directors for so long as the Company owns at least 55% of the Closing Shares; (d) voting agreements that require the Company, subject to certain exceptions and so long as the Company has the right to appoint one person to the Enphase board of directors, to cause the Closing Shares to be present at Enphase stockholders meetings for quorum purposes and to vote the Closing Shares in favor of Enphase’s board nominees and routine management proposals; and (e) stand-still provisions, that expire upon the earlier of (y) the termination of the Stockholders Agreement, or (z) the date of the termination of the Company’s right to appoint a director, a designee of the Company no longer serves on the Enphase board of directors and the MSA has been terminated.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated August 9, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

August 9, 2018	By:	/S/ MANAVENDRA S. SIAL
	Name:	Manavendra S. Sial
	Title:	Executive Vice President and Chief Financial Officer